Chuy’s Holdings, Inc. Announces Postponement of 2024 Annual Meeting of Stockholders
AUSTIN, Texas, July 23, 2024 (GLOBE NEWSWIRE) -- Chuy’s Holdings, Inc. (NASDAQ: CHUY) today announced that the Board of Directors has determined that it is advisable and in the best interest of Chuy’s stockholders to postpone its 2024 Annual Meeting of Stockholders (the “Annual Meeting”), which was scheduled to be held on August 1, 2024, in light of the previously announced merger transaction with Darden Restaurants, Inc. (the “Merger”).
If the Merger is completed, there will be no Annual Meeting involving public stockholders. If the Merger is not completed, the Board of Directors will take such further action as it deems appropriate to call and convene the Annual Meeting at a later date, including the establishment of a new record date for determining the stockholders entitled to vote at the Annual Meeting.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates full-service restaurants across 15 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept's motto “If you've seen one Chuy's, you've seen one Chuy's!” For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.
Investor Relations Contact: Jeff Priester
332-242-4370
investors@chuys.com

Additional Information and Where to Find It

This communication is being made in connection with the Merger. In connection with the Merger, Chuy’s plans to file a proxy statement and certain other documents regarding the Merger with the Securities and Exchange Commission (the “SEC”). The definitive proxy statement (if and when available) will be mailed to stockholders of Chuy’s.  This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. STOCKHOLDERS OF CHUY’S ARE URGED TO READ THE PROXY STATEMENT THAT WILL BE FILED WITH THE SEC (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Stockholders of Chuy’s will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Chuy’s through the website maintained by the SEC at https://www.sec.gov. Copies of the documents filed with the SEC by Chuy’s will also be available to stockholders of Chuy’s free of charge on Chuy’s website at https://www.chuys.com or by written request to our Corporate Secretary at 1623 Toomey Road, Austin, TX 78704, Attn: Corporate Secretary.

Participants in the Solicitation

Chuy’s, its directors and certain of its executive officers may be considered participants in the solicitation of proxies from Chuy’s stockholders in connection with the Merger. Information about the directors and executive officers of Chuy’s is set forth in its Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 29, 2024, its Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on April 25, 2024, its Proxy Statement for its 2024 Annual Meeting of Stockholders, which was filed with the SEC on June 13, 2024, and in other documents filed with the SEC by Chuy’s and its officers and directors.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials in connection with the transaction to be filed with the SEC when they become available.